Cone Mills Corporation
3101 North Elm Street
P.O. Box 26540
Greensboro, NC 27415-6540

CONE

May 15, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Cone Mills Corporation Registration Statement on Form S-8

To whom it may concern:

         I am General Counsel of Cone Mills Corporation, a North Carolina corporation (the "Registrant"), and have represented the Registrant in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of the common stock of the Registrant (the "Shares") issuable pursuant to the Registrant's 2000 Stock Compensation Plan for Non-Employee Directors (the "Plan").

         In connection with this opinion, I have examined the Registrant's Articles of Incorporation and Bylaws, as amended, the Registration Statement on Form S-8 relating to the foregoing registration (the "Registration Statement"), the Plan Summary that is to be distributed to Plan participants, the Plan and such corporate records of the Registrant and questions of law as I have deemed relevant for the purpose of this opinion. Based upon such review, I am of the opinion that:

     1. All necessary corporate action has been taken by the Registrant to authorize the issuance of the Shares pursuant to the Plan.

     2. When duly issued in accordance with the terms of the Plan as contemplated by the Plan Summary and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable shares of common stock of the Registrant.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement contained therein.

Very truly yours,

/s/ Neil W. Koonce
Neil W. Koonce
Vice President, General Counsel
and Secretary